Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
August 1, 2005

News Media
	Tim Sargeant	(202) 624-6043 (Office)
(202) 825-7051 (Pager)

Financial Community
	Melissa E. Adams	(202) 624-6410 (Office)
WGL HOLDINGS, INC. REPORTS
THIRD QUARTER FISCAL YEAR 2005 RESULTS
     WGL Holdings, Inc. (NYSE: WGL) (the Company), the parent company of Washington Gas Light Company (Washington Gas or the regulated utility) and other energy-related subsidiaries, today reported a net loss of $8.2 million, or $0.17 per share, for the three months ended June 30, 2005, the third quarter of its fiscal year 2005. This compares to a net loss of $4.1 million, or $0.08 per share, for the same quarter of fiscal year 2004. Reporting a net loss for quarters ending June 30 is typical due to the seasonal nature of the Company’s utility operations and the corresponding reduced demand for natural gas during this period. For the first nine months of fiscal year 2005, the Company reported net income of $114.9 million, or $2.35 per share, as compared to net income of $114.6 million, or $2.35 per share, reported for the corresponding period in fiscal year 2004. Unless otherwise noted, earnings per share amounts are presented in this news release on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.
     Commenting on third quarter results and the outlook for the remainder of the year, WGL Holdings’ Chairman and Chief Executive Officer James H. DeGraffenreidt, Jr. said, “Our third quarter results reflect our increasing ability to diversify our financial results through the successful performance of our non-regulated businesses, most notably retail energy-marketing which has achieved a record year-to-date earnings of $0.28 per share.” DeGraffenreidt added, “This performance, together with continued customer growth at our regulated utility, should enable us to achieve our objective of generating 5 percent per annum average annual earnings growth from normal operations for fiscal year 2005.”
Results from Normal Operations
     The Company reviews its financial results from normal operations (based on normal weather, and uninfluenced by unique transactions) to monitor its progress towards achieving its five-year financial objectives. The Company’s consolidated net loss from normal operations for the third quarter of fiscal year 2005 was $0.17 per share as compared to a net loss of $0.08 per share for the same quarter of fiscal year 2004. Results from normal operations for the current quarter, when compared to the same quarter of the prior fiscal year, reflect increased utility operating expenses including operation and maintenance, depreciation and amortization, and general taxes, as well as the effect of an anticipated rate increase in Virginia that was reflected in the prior year’s third quarter results but excluded from the current year’s results. Favorably affecting current quarter results from normal operations were increased earnings from the Company’s major non-utility operations, utility customer growth and lower interest expense.
     Excluding the effects of colder-than-normal weather and unique transactions described below, the Company’s consolidated earnings from normal operations for the first nine months of fiscal year 2005 were $2.25 per share, an $0.18 per share increase over earnings from normal operations of $2.07 per share for the corresponding period of the prior fiscal year. The increased earnings from normal operations for the current year-to-date period reflect improved results from the Company’s major non-utility operations.
     As discussed above, earnings from normal operations exclude the impact of variations from normal weather. The Company’s regulated operations are weather sensitive, with a significant portion of its revenue coming from deliveries of natural gas to residential and commercial heating customers. Deviations in weather patterns from normal levels in the third quarters ended June 30, 2005 and 2004 did not have a significant impact on operating results; accordingly, results from normal operations for these periods do not exclude any effects of weather. For the nine months ended June 30, 2005, weather, when measured by heating degree days, was 6.2 percent colder than normal, enhancing net income in relation to normal weather by an estimated $5 million, or $0.10 per share. For the nine months ended June 30, 2004, weather was 6.4 percent colder than normal, and contributed $10 million, or $0.20 per share, to net income for that period. The difference in the relative contribution to earnings of the colder-than-normal weather for the 2005 and 2004 year-to-date periods presented is later discussed.
     Earnings from normal operations also exclude the impact of unique transactions related to the Company’s utility and non-utility segments. There were no unique transactions in the third quarter of fiscal years 2005 or 2004, or in the current nine-month period. Earnings from normal operations for the nine months ended June 30, 2004 exclude the effect of an after-tax gain of $5.8 million, or $0.12 per share, realized in that period from the sale of two buildings by a third party in a commercial real estate project in which the Company held a carried interest. Earnings from normal operations for the 2004 nine-month period also exclude the effect of additional depreciation expense unrelated to that period of $3.5 million (pre-tax), or $0.04 per share, that was recorded in connection with a Virginia rate order.
     Reconciliations of the Company’s and regulated utility segment’s earnings (loss) per share reported in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) to earnings (loss) per share from normal operations are attached to this press release.
Three Months Ended June 30, 2005
     Regulated Utility Operations
     The operating results of the Company’s regulated utility segment are the primary influence on consolidated operating results. For the three months ended June 30, 2005, the regulated utility segment reported a seasonal net loss of $11.1 million, or $0.23 per share, as compared to a net loss of $4.2 million, or $0.09 per share, for the same three-month period of the prior fiscal year. Operating results for the current quarter were favorably affected by the addition of more than 23,300 active customer meters, an increase of 2.4 percent, from the end of the same quarter of the prior fiscal year. This growth was more than offset by the effect of a Virginia rate increase in the prior year’s third quarter that was not in effect in the third quarter of the current fiscal year, and higher operating expenses in the current quarter. As further discussed below, weather had a negligible effect on operating results for both the current and prior fiscal year’s third quarter.
     Comparisons between the third quarter of the current and prior fiscal year reflect the inclusion in the prior year’s third quarter of an anticipated Virginia rate increase that went into effect on February 26, 2004, subject to refund. Since the Company did not ultimately receive an increase in its base rates in Virginia, the amount recorded through the end of the third quarter of fiscal year 2004 was reversed in the fourth quarter of fiscal year 2004, and a similar amount was not recorded in the third quarter of fiscal year 2005.
     Third quarter 2005 operating results for the regulated utility segment also reflect a $5.0 million (pre-tax), or $0.06 per share, increase in operation and maintenance expenses. The increased expenses primarily reflect: (i) higher labor expenses; (ii) increased employee benefits expenses principally related to post-retirement and group insurance costs; (iii) greater expenses associated with performing the initial assessment of internal controls in accordance with Section 404 of the Sarbanes-Oxley Act and (iv) higher expenses for uncollectible accounts. Higher labor expenses during the current quarter were due in part to increased overtime incurred in connection with the Company-wide response to issues that arose in a portion of the Company’s distribution system in Prince George’s County, Maryland such as special leak surveys, emergency response site visits and repairs. The increase in labor expenses for the current quarter was tempered by 3.8 percent fewer employees, reduced employee severance costs, and the inclusion in the third quarter of fiscal year 2004 of an accrual for unusual operational expenses that did not recur in the current quarter.
     The regulated utility segment also incurred higher depreciation and amortization expense and higher general taxes, partially offset by lower interest expense. Although income tax benefits were greater in the current quarter due to a higher pre-tax loss, much of this effect was offset by a higher estimated annual effective income tax rate.
     Weather was 21.3 percent colder in the current quarter than in the same quarter last fiscal year. However, total natural gas deliveries to firm customers increased only 2.7 million therms, or 1.6 percent, to 167.6 million therms delivered during the third quarter of fiscal year 2005. Quarters ending on June 30 include months in which the Company is coming out of the primary portion of its winter-heating season. In such “shoulder” months, weather patterns may become erratic and some space-heating customers may turn off their furnaces for the remainder of the heating season upon the first significant rise in temperatures. Thus, usage patterns may not highly correlate with the level of degree days in periods that include shoulder months. Overall, weather had no significant effect on operating results for the current or prior year’s third quarter.

     Non-Utility Operations
     On a segmented basis, the Company’s non-utility operations reported net income of $2.9 million, or $0.06 per share, for the quarter ended June 30, 2005, as compared to net income of $119,000 for the same quarter of the prior fiscal year. The increased earnings from non-utility operations principally were attributable to a $0.05 per share improvement in the operating results of the Company’s retail energy-marketing segment.
     The retail energy-marketing segment reported net income of $4.0 million, or $0.08 per share, for the quarter ended June 30, 2005, a $2.6 million, or $0.05 per share, increase over net income of $1.4 million, or $0.03 per share, reported for the same quarter of the prior fiscal year. The year-over-year improvement in earnings for this segment reflects higher gross margins from the sale of natural gas, slightly offset by reduced gross margins from the sale of electricity. Gross margins per therm of natural gas sold increased over 60 percent, while natural gas sales volumes declined by less than one percent. This earnings improvement also reflects a $0.02 per share benefit in the current quarter for reduced expenses associated with uncollectible accounts due to enhanced recoveries of these accounts.
     The Company’s commercial heating, ventilating and air conditioning (HVAC) segment reported a net loss of $600,000, or $0.01 per share, for the third quarter of fiscal year 2005, a significant improvement over the net loss of $1.1 million, or $0.02 per share, reported for this segment for the same quarter of the prior fiscal year. This improvement primarily reflects improved operating margins during the period.
Nine Months Ended June 30, 2005
     Regulated Utility Operations
     The regulated utility segment reported net income of $103.4 million, or $2.11 per share, for the nine months ended June 30, 2005, as compared to net income of $105.8 million, or $2.17 per share, for the corresponding nine-month period of the prior fiscal year. This comparison reflects a decrease in total natural gas deliveries to firm customers of 27.5 million therms, or 2.3 percent, to 1.189 billion therms delivered during the current nine-month period. Although natural gas deliveries fell by 2.3 percent, heating degree days were unchanged for the nine months ended June 30, 2005 when compared to the same period in fiscal year 2004. The decrease in natural gas deliveries to firm customers is due, in part, to warmer weather experienced primarily during the 2005 second quarter, the most significant period of the Company’s winter-heating season. However, during the current nine-month period (particularly in certain months within the first and third quarters of fiscal year 2005), the Company experienced lower than expected natural gas deliveries because the increase in heating degree days did not correlate highly with the change in the volume of gas delivered. This was explained previously in the discussion of results for the three months ended June 30, 2005.
     Favorably affecting earnings for the regulated utility segment for the nine months ended June 30, 2005 was a 2.4 percent increase in active customer meters from the end of the same period of the prior fiscal year. The current nine-month period also benefited from realizing the favorable effect of changes in rates charged to customers that were implemented in Maryland on November 6, 2003 and the District of Columbia on November 24, 2003. This benefit was mostly offset by the impact of an anticipated Virginia rate increase that went into effect on February 26, 2004, subject to refund, and was included in this segment’s operating results for the nine months ended June 30, 2004, but that was not in effect during the nine months ended June 30, 2005 as a result of a regulatory order issued after June 30, 2004.
     Current year-to-date earnings also reflect a $4.1 million (pre-tax), or $0.05 per share, increase in operation and maintenance expenses. This increase of 2.4 percent primarily reflects: (i) higher employee benefits expenses principally related to post-retirement and group insurance costs; (ii) increased overtime associated with work being performed in Prince George’s County, Maryland; (iii) higher expenses associated with performing the initial assessment of internal controls in accordance with Section 404 of the Sarbanes-Oxley Act and (iv) higher expenses for uncollectible accounts. These increased expenses were partially offset by fewer employees, reduced employee severance costs, and an accrual recorded in the 2004 nine-month period for unusual operational expenses that were not incurred in the current nine-month period.
     Depreciation and amortization expense for the current nine-month period declined by $2.8 million (pre-tax), or $0.04 per share. This decline was attributable primarily to depreciation expense of $3.5 million (pre-tax), or $0.04 per share, applicable to a previous accounting period, that was recorded during the first nine months of fiscal year 2004 pursuant to a Virginia rate order.
     The regulated utility segment also benefited during the current year-to-date period from reduced income tax expense due to a lower effective income tax rate (primarily attributable to a non-taxable benefit of a Medicare prescription drug subsidy), and lower interest expense, partially offset by increased general taxes.

     Non-Utility Operations
     On a segmented basis, the Company’s non-utility operations reported net income of $11.5 million, or $0.24 per share, for the nine months ended June 30, 2005, an increase of $2.6 million, or $0.06 per share, over the corresponding period of the prior fiscal year. The current nine-month period reflects a $0.16 per share improvement in the earnings of the retail energy-marketing segment and a $0.02 per share improvement for the commercial HVAC segment. Operating results for the same period of the prior fiscal year included a $5.8 million, or $0.12 per share, after-tax gain related to the sale of a carried interest in a commercial real estate project.
     The retail energy-marketing segment reported net income of $13.9 million, or $0.28 per share, for the nine months ended June 30, 2005, more than double its net income of $6.1 million, or $0.12 per share, reported for the same period last fiscal year. The $7.8 million, or $0.16 per share, year-over-year improvement in earnings primarily reflects higher gross margins from the sale of natural gas. Although natural gas sales volumes declined by 1.1 percent, gross margins per therm increased over 50 percent. The higher gross margins from gas sales reflects the utilization of greater volumes of lower cost storage inventory, partially offset by the realization in the current nine-month period of mark-to-market losses associated with certain contracts used to hedge supply risks that occur due to the volatility in the price of natural gas. The earnings improvement for this segment also reflects a $0.03 per share benefit in the current year-to-date period for reduced expenses associated with uncollectible accounts due to enhanced recoveries of these accounts. Slightly tempering this improvement was a decline in gross margins from electric sales as the drop in sales volumes more than offset the increase in the margin per kilowatt hour sold.
     The Company’s HVAC segment reported a net loss of $1.3 million, or $0.03 per share, for the nine months ended June 30, 2005, reducing its net loss by almost one-half of the net loss reported of $2.3 million, or $0.05 per share, for the same period last fiscal year. This improvement primarily reflects improved operating margins during the period.
Earnings Outlook
     The Company is lowering its consolidated earnings estimate for the full fiscal year 2005 to a range of $1.92 per share to $1.98 per share from its previous guidance of $1.94 per share to $2.04 per share. This updated estimate includes an increase in projected full fiscal year 2005 earnings from its unregulated businesses to a range of $0.20 per share to $0.24 per share from the previous range of $0.16 per share to $0.20 per share. The annual guidance for the consolidated entity includes an estimated seasonal net loss for the fourth quarter ending September 30, 2005 in the range of $0.43 per share to $0.37 per share, which reflects a projected net loss from the Company’s unregulated businesses in the range of $0.03 per share to $0.01 per share.
     This guidance: (i) assumes an anticipated level of costs and a rate of incurrence of such costs throughout the remainder of fiscal year 2005 in connection with a large project being performed by the Company to address natural gas leaks in a portion of its distribution system in Prince George’s County, Maryland, (ii) assumes no additional effect that may result from performing earnings tests pursuant to a December 18, 2003 rate order issued by the State Corporation Commission of Virginia and (iii) excludes the effect of other unusual items that could arise in the future. This earnings guidance has been determined on the date of this news release, and the Company assumes no obligation to update this guidance. The absence of any statement by the Company in the future should not be presumed to represent an affirmation of the earnings guidance given herein.
Other Information
     The Company will hold a conference call at 10:30 a.m. Eastern time on August 2, 2005, to discuss its third quarter financial results. The live conference call will be available to the public via a link located on the WGL Holdings Web site,www.wglholdings.com. To hear the live Webcast, click on the Live Webcast link located on the home page of the referenced site. The Webcast will be archived for replay on the WGL Holdings Web site through August 31, 2005.
     Headquartered in Washington, D.C., WGL Holdings is the parent company of Washington Gas Light Company, a natural gas utility that serves approximately one million customers throughout metropolitan Washington, D.C., and the surrounding region. In addition, it holds a group of energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services.
     Additional information about WGL Holdings is available on its Web site,www.wglholdings.com.
     Note: This news release and other statements by the Company include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although the Company believes such forward-looking statements are based on reasonable assumptions, it cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and the Company assumes no duty to update them.
     As previously disclosed in the Company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the level and rate at which costs and expenses are incurred in connection with constructing, operating and maintaining the Company’s natural gas distribution system; the ability to successfully implement approaches to modify the current or future composition of the gas being used to supply customers as a result of the introduction of Cove Point gas into the Company’s natural gas distribution system; variations in weather conditions from normal levels; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in credit ratings of debt securities of WGL Holdings, Inc. or Washington Gas Light Company that may affect access to capital or the cost of debt; changes in credit market conditions and creditworthiness of customers and suppliers; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates or decisions affecting business operations or the timing of recovery of costs and expenses; the timing and success of business and product development efforts and technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives; terrorist activities; and other uncertainties. The outcome of negotiations and discussions the Company may hold with other parties from time to time regarding utility and energy-related investments and strategic transactions that are both recurring and non-recurring may also affect future performance. For a further discussion of the risks and uncertainties, see the Company’s most recent annual report on Form 10-K, its quarterly reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission.
     Please see the following comparative statements for additional information. Also attached is a reconciliation of the Company’s earnings per share reported in accordance with GAAP to earnings per share from normal operations.

WGL Holdings, Inc.
Consolidated Statements of Income
For Periods Ended June 30, 2005 and 2004
(Unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,

(In thousands, except per share data)	2005	2004	2005	2004	2005	2004

UTILITY OPERATIONS
Operating Revenues	$197,629	$180,836	$1,241,806	$1,144,798	$1,364,956	$1,248,254
Less: Cost of gas	99,576	83,811	712,746	619,575	762,139	655,298
Revenue taxes	9,930	8,374	50,804	42,653	58,230	49,868

Utility Net Revenues	88,123	88,651	478,256	482,570	544,587	543,088

Other Operating Expenses
Operation and maintenance	62,033	57,050	177,568	173,476	230,843	224,677
Depreciation and amortization	22,663	20,956	66,277	69,122	88,665	90,552
General taxes	10,389	8,014	31,643	28,667	39,520	35,718
Income tax expense (benefit)	(5,931)	(5,011)	64,783	69,376	53,870	55,384

Utility Other Operating Expenses	89,154	81,009	340,271	340,641	412,898	406,331

Utility Operating Income (Loss)	(1,031)	7,642	137,985	141,929	131,689	136,757

NON-UTILITY OPERATIONS
Operating Revenues
Retail energy-marketing	143,613	169,828	634,819	637,766	786,912	804,175
Heating, ventilating and air conditioning (HVAC)	5,033	5,717	24,557	20,497	34,183	30,418
Other non-utility activities	386	471	999	1,332	1,340	1,546

Total Non-Utility Operating Revenues	149,032	176,016	660,375	659,595	822,435	836,139

Other Operating Expenses
Operating expenses	143,397	176,305	640,231	654,918	801,485	831,676
Income tax expense (benefit)	2,200	(200)	7,823	1,914	8,084	2,665

Total Non-Utility Operating Expenses	145,597	176,105	648,054	656,832	809,569	834,341

Non-Utility Operating Income (Loss)	3,435	(89)	12,321	2,763	12,866	1,798

TOTAL OPERATING INCOME	2,404	7,553	150,306	144,692	144,555	138,555
Other Income (Expenses) — Net	(50)	216	(1,985)	4,849	(3,673)	5,159

INCOME BEFORE INTEREST EXPENSE	2,354	7,769	148,321	149,541	140,882	143,714
Interest expense	10,217	11,567	32,446	33,904	42,687	45,350
Dividends on Washington Gas preferred stock	330	330	990	990	1,320	1,320

NET INCOME (LOSS) (APPLICABLE TO COMMON STOCK)	$(8,193)	$(4,128)	$114,885	$114,647	$96,875	$97,044

AVERAGE COMMON SHARES OUTSTANDING
Basic	48,695	48,648	48,684	48,638	48,676	48,629
Diluted	48,695	48,648	48,991	48,848	48,957	48,838

EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Basic	$(0.17)	$(0.08)	$2.36	$2.36	$1.99	$2.00
Diluted	$(0.17)	$(0.08)	$2.35	$2.35	$1.98	$1.99

Net Income (Loss) Applicable To Common Stock—By Segment ($000):

Regulated utility	$(11,053)	$(4,247)	$103,390	$105,799	$86,542	$89,180

Non-utility operations:
Retail energy-marketing	4,036	1,432	13,929	6,059	16,150	6,905
Commercial HVAC	(600)	(1,062)	(1,288)	(2,334)	(4,350)	(2,571)

Total major non-utility	3,436	370	12,641	3,725	11,800	4,334
Other, principally non-utility activities	(576)	(251)	(1,146)	5,123	(1,467)	3,530

Total non-utility	2,860	119	11,495	8,848	10,333	7,864

NET INCOME (LOSS)	$(8,193)	$(4,128)	$114,885	$114,647	$96,875	$97,044

WGL Holdings, Inc.
Consolidated Balance Sheets
June 30, 2005 and 2004
(Unaudited)

	June 30,

(In thousands)	2005	2004

ASSETS
Property, Plant and Equipment
At original cost	$2,733,740	$2,636,132
Accumulated depreciation and amortization	(796,647)	(736,723)

Net property, plant and equipment	1,937,093	1,899,409

Current Assets
Cash and cash equivalents	68,756	105,594
Accounts receivable, net	184,615	229,989
Storage gas—at cost (first-in, first-out)	128,747	126,336
Other	44,628	41,803

Total current assets	426,746	503,722

Deferred Charges and Other Assets	133,471	142,702

Total Assets	$2,497,310	$2,545,833

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$922,462	$887,974
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	523,681	589,388

Total capitalization	1,474,316	1,505,535

Current Liabilities
Notes payable and current maturities of long-term debt	76,787	122,658
Accounts payable	164,947	188,598
Other	140,630	130,557

Total current liabilities	382,364	441,813

Deferred Credits	640,630	598,485

Total Capitalization and Liabilities	$2,497,310	$2,545,833

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
For Periods Ended June 30, 2005 and 2004
(Unaudited)

COMMON STOCK DATA

	June 30, 2005	52 Week
	Closing Price	Price Range

	$33.64	$33.96 — $26.91

	Earnings Per Share			Annualized
	Twelve Months Ended June 30,		P/E	Dividend	Yield

	2005	2004

Basic	$1.99	$2.00	16.9	$1.33	4.0%
Diluted	$1.98	$1.99

FINANCIAL STATISTICS

	Twelve Months Ended

	June 30,	June 30,
	2005	2004

Return on Average Common Equity	10.7%	11.2%
Total Interest Coverage (times)	4.7	4.4
Book Value Per Share (end of period)	$18.94	$18.25
Common Shares Outstanding—end of period (thousands)	48,696	48,648

UTILITY GAS STATISTICS

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,

(In thousands)	2005	2004	2005	2004	2005	2004

Operating Revenues
Gas Sold and Delivered Residential — Firm	$118,468	$105,022	$801,591	$728,674	$865,916	$779,248
Commercial and Industrial — Firm	38,527	34,371	251,958	221,093	276,107	238,003
Commercial and Industrial — Interruptible	1,973	1,384	7,059	6,283	8,354	8,064
Electric Generation	275	275	825	692	1,100	967

	159,243	141,052	1,061,433	956,742	1,151,477	1,026,282

Gas Delivered for Others
Firm	22,331	25,217	124,884	133,473	141,959	151,074
Interruptible	7,162	6,593	30,695	27,884	36,884	33,104
Electric Generation	120	65	236	215	299	321

	29,613	31,875	155,815	161,572	179,142	184,499

	188,856	172,927	1,217,248	1,118,314	1,330,619	1,210,781
Other	8,773	7,909	24,558	26,484	34,337	37,473

Total	$197,629	$180,836	$1,241,806	$1,144,798	$1,364,956	$1,248,254

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,

(In thousands of therms)	2005	2004	2005	2004	2005	2004

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	74,660	69,776	591,013	593,654	627,087	622,745
Commercial and Industrial — Firm	29,376	29,795	202,095	204,703	223,799	221,184
Commercial and Industrial — Interruptible	1,771	1,388	6,340	6,362	7,604	8,299

	105,807	100,959	799,448	804,719	858,490	852,228

Gas Delivered for Others
Firm	63,562	65,377	395,947	418,188	432,308	460,431
Interruptible	53,061	53,772	230,501	221,056	277,928	263,127
Electric Generation	16,370	9,823	34,879	31,540	44,391	46,626

	132,993	128,972	661,327	670,784	754,627	770,184

Total	238,800	229,931	1,460,775	1,475,503	1,613,117	1,622,412

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	121,999	122,685	623,564	630,717	709,424	715,709

Number of Customers (end of period)	149,100	154,700	149,100	154,700	149,100	154,700

Electricity Sales
Electricity Sales (thousands of kWhs)	598,222	1,790,375	1,961,340	5,196,816	3,423,450	7,294,691
Number of Accounts (end of period)	37,400	47,200	37,400	47,200	37,400	47,200

UTILITY GAS PURCHASED EXPENSE
(excluding off system)	94.46¢	83.14¢	88.93¢	75.51¢	88.65¢	75.24¢

HEATING DEGREE DAYS

Actual	365	301	4,018	4,017	4,025	4,030
Normal	306	303	3,782	3,775	3,799	3,792

Percent Colder than Normal	19.3%	(0.7)%	6.2%	6.4%	5.9%	6.3%

Number of Active Customer Meters (end of period)	1,010,272	986,936	1,010,272	986,936	1,010,272	986,936

WGL HOLDINGS, INC. (CONSOLIDATED)
RECONCILIATION OF REPORTED GAAP EARNINGS (LOSS) PER SHARE AND
ADJUSTED EARNINGS (LOSS) PER SHARE
(Unaudited)
August 1, 2005
The reconciliation below is provided to demonstrate management’s utilization of historical earnings (loss) per share, as derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and adjusted earnings (loss) per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the results from normal operations for WGL Holdings, Inc. and its consolidated subsidiaries (the Company), and identify certain unique transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving the Company’s five-year financial objectives, which are based on normal weather and uninfluenced by single, one-time, non-repeating transactions.
Utilization of normal weather is an industry standard, and it is the practice of the Company to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections, and the Company consistently identifies and explains this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data, and the Company does not imply that this is the only use or the best use of this data for purposes of this analysis.
WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings (Loss) Per Share to
Adjusted Earnings (Loss) Per Share from Normal Operations
Fiscal Year 2005 By Quarter (1)

	Fiscal Year 2005 Results
	Quarter Ended

					Year-
					To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings (loss) per share	$0.88	$1.63	$(0.17)		$2.35
Adjustments for:
Colder-than-normal weather	—	(0.10)	—		(0.10)

Adjusted diluted earnings (loss) per share from normal operations	$0.88	$1.53	$(0.17)		$2.25

WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings (Loss) Per Share to
Adjusted Earnings (Loss) Per Share from Normal Operations
Fiscal Year 2004 By Quarter (1)

	Fiscal Year 2004 Results
	Quarter Ended

					Year-
					To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings (loss) per share	$0.81	$1.62	$(0.08)		$2.35
Adjustments for:
Colder-than-normal weather	—	(0.20)	—		(0.20)
Retroactive depreciation related to the period from 1/02-11/02, per Virginia rate order	0.04	—	—		0.04
Net gain on the sale of real estate	—	(0.12)	—		(0.12)

Adjusted diluted earnings (loss) per share from normal operations	$0.85	$1.30	$(0.08)		$2.07

(1)	Quarterly earnings (loss) per share may not sum to year-to-date or annual earnings (loss) per share as quarterly calculations are based on weighted average common shares outstanding which may vary for each of those periods.

WGL HOLDINGS, INC. (REGULATED UTILITY SEGMENT)
RECONCILIATION OF REPORTED GAAP EARNINGS (LOSS) PER SHARE AND
ADJUSTED EARNINGS (LOSS) PER SHARE
(Unaudited)
August 1, 2005
The reconciliation below is provided to demonstrate management’s utilization of historical earnings (loss) per share, as derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and adjusted earnings (loss) per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the results from normal operations for the Company’s regulated utility segment, and identify certain unique transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving the Company’s five-year financial objectives, which are based on normal weather and uninfluenced by single, one-time, non-repeating transactions.
Utilization of normal weather is an industry standard, and it is the practice of the Company to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections, and the Company consistently identifies and explains this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data, and the Company does not imply that this is the only use or the best use of this data for purposes of this analysis.
WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings (Loss) Per Share to
Adjusted Earnings (Loss) Per Share from Normal Operations
Fiscal Year 2005 By Quarter (1)

	Fiscal Year 2005 Results
	Quarter Ended

					Year-
					To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings (loss) per share	$0.81	$1.52	$(0.23)		$2.11
Adjustments for:
Colder-than-normal weather	—	(0.10)	—		(0.10)

Adjusted diluted earnings (loss) per share from normal operations	$0.81	$1.42	$(0.23)		$2.01

WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings (Loss) Per Share to
Adjusted Earnings (Loss) Per Share from Normal Operations
Fiscal Year 2004 By Quarter (1)

	Fiscal Year 2004 Results
	Quarter Ended

					Year-
					To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings (loss) per share	$0.71	$1.54	$(0.09)		$2.17
Adjustments for:
Colder-than-normal weather	—	(0.20)	—		(0.20)
Retroactive depreciation related to the period from 1/02-11/02, per Virginia rate order	0.04	—	—		0.04

Adjusted diluted earnings (loss) per share from normal operations	$0.75	$1.34	$(0.09)		$2.01

(1)	Quarterly earnings (loss) per share may not sum to year-to-date or annual earnings (loss) per share as quarterly calculations are based on weighted average common shares outstanding which may vary for each of those periods.